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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
bebe stores, inc.

        We consent to the incorporation by reference in these Registration Statement Nos. 333-156038, 333-140589, 333-137683, 333-121588, 333-62096, and 333-65201 on Form S-8 of our report dated September 17, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards) relating to the consolidated financial statements of bebe stores, inc., and the effectiveness of bebe stores, inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of bebe stores, inc. for the year ended July 4, 2009.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
September 17, 2009

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM